Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Park National Corporation of our report dated June 29, 2017 on the financial statements of Park National Corporation Employees Stock Ownership Plan appearing in the 2016 Annual Report on Form 11-K of Park National Corporation Employees Stock Ownership Plan.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Columbus, Ohio
July 6, 2017